Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS HOME & SECURITY NAMES ROBERT K. BIGGART SENIOR VICE

PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

DEERFIELD, Ill. – December 16, 2013 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced that it has named Robert K. Biggart as senior vice president, general counsel and corporate secretary.

Biggart brings 29-years of corporate law experience from PepsiCo where he held senior legal roles across most of its business units and global geographic regions. Since 2001, he served in a general counsel role for various business units with a proven track record in commercial legal affairs, mergers and acquisitions and joint ventures. Biggart assumes his duties, as appointed by the board of directors, on December 16, 2013 and will report to Christopher Klein, chief executive officer, Fortune Brands Home & Security.

“Bob Biggart brings a wealth of global business and legal experience in a large consumer focused company that aligns well with our business and growth strategies,” said Klein. “He will be a key addition to our senior team that remains focused on leveraging our structural competitive advantages to deliver profitable growth and using our strong balance sheet, capital structure and free cash flow to drive shareholder value. I’m thrilled to welcome him to our organization.”

Previous general counsel roles at PepsiCo business units include PepsiCo Worldwide Beverages, PepsiCo Americas Beverages and PepsiCo Latin America Food & Beverage – as well as legal affairs for the Pepsi-Cola, Tropicana and Gatorade brands – encompassing more than 150 countries. His key accomplishments also include successful acquisitions and divestitures of national brands and companies and global joint ventures for the beverage and bottling businesses.

About Fortune Brands Home & Security, Inc.

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include Master Lock security products, MasterBrand cabinets, Moen faucets, Simonton windows and Therma-Tru entry door systems. FBHS holds market leadership positions in all of its segments. FBHS is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Source: Fortune Brands Home & Security, Inc.